EXHIBIT 99.1

[LOGO OF CENTRAL GARDEN & PET]

Corporate Office
3697 Mt. Diablo Blvd., Suite 310
Lafayette, CA 94549
(925) 283-4573
Fax (925) 283-4984

FOR IMMEDIATE RELEASE	Contact:	Andrew Tammen Central Garden & Pet Company (925) 283-4573

CENTRAL GARDEN & PET RESTATES PRIOR PERIODS
AND PROVIDES GUIDANCE FOR 2002 AND 2003

Restatement Has No Impact On Cumulative Results or 2002 Profitability

Expects to Report Q4 EPS of $0.04

Will Record Non-Cash, Pre-Tax Charge For
SFAS 142—In Line With Prior Guidance

Expects to Report EPS of $1.44 for 2002,
before SFAS 142 Accounting Charge

Provides Guidance for Fiscal 2003 Net Income in the
Range of $1.70-$1.80 per Diluted Share

LAFAYETTE, CALIFORNIA, December 10, 2002 – Central Garden & Pet Company (NASDAQ: CENT) today announced that it would restate its financial results for 1998 through 2002 in order to make adjustments for manufacturing-related costs associated with its Pennington and Kaytee subsidiaries. The changes will improve fiscal 2001 net results by $2.1 million; reduce net results by $1.7 million, $0.3 million and $0.1 million in fiscal years 2000, 1999 and 1998, respectively; and increase Cost of Goods Sold and decrease Selling General and Administrative expenses by like amounts in fiscal years 1998 through 2002. The adjustments will have no impact on cumulative results or 2002 profitability.

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The restated financial statements are included in an amendment on Form 10-K/A for fiscal 2001 and amendments on Form 10-Q/A for the first three quarters of 2002 which were filed with the SEC today.

For the fourth quarter ended September 28, 2002, Central expects to report a profit of $0.04 per diluted share as compared to a loss of $0.74 per diluted share in the comparable 2001 period.

The amendments on Form 10-Q/A filed today also give effect to the results of the previously announced adoption by the Company of SFAS No. 142, “Goodwill and Other Intangible Assets” as of September 30, 2001. The Company will record a non-cash impairment charge of $147 million ($112 million after-tax) for fiscal 2002. This is expected to result in a loss of $3.44 per diluted share for fiscal 2002.

Net income for fiscal year 2002 before the accounting charge is expected to be $1.44 per diluted share, compared to a loss of $0.39 per diluted share in fiscal year 2001.

Said William Brown, chairman and chief executive officer of Central Garden & Pet, “We have made tremendous progress in the last few years transforming from a company engaged primarily in distribution to one that is now a strong, profitable competitor in higher-margin branded pet and garden products. The restatement is an unfortunate event, but it is modest and historical in nature. It does not impact 2002 profitability, nor does it alter in any way the fundamentally positive trends in our business today. We are pleased with our progress and profitability in 2002 and our prospects for 2003 and beyond.”

Central anticipates substantial earnings growth in fiscal 2003. The Company’s expectation for fiscal 2003 is that fully diluted EPS will be in the range of $1.70-$1.80.

The Company will discuss this earnings guidance and its fourth quarter and fiscal 2002 results on an analyst conference call on Thursday, December 12, 2002, at 5:30 p.m. EST. The analyst conference call will be simultaneously broadcast over the Internet through Central’s website, http://www.centralgardenandpet.com. To listen to the webcast, please log on to the website prior to the scheduled call time to register and download any necessary audio software.

Central Garden & Pet Company is a leading marketer and producer of quality branded

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products for the pet and lawn and garden supplies markets. Our pet products include pet bird and small animal food, aquarium products, flea, tick and pest control products, edible bones, cages, carriers, pet books, and other dog, cat, reptile and small animal products. These products are sold under a number of brand names, including Kaytee®, All-Glass Aquarium®, Zodiac®, Nylabone®, TFH® and Four Paws®. Our lawn and garden products include grass seed, wild bird seed, weed and insect control products, decorative outdoor patio products and ant control products. These products are sold under a number of brand names, including Pennington®, Norcal®, Matthews Four Seasons®, AMDRO® and Grant’s®. For additional information on Central Garden & Pet, including access to the Company’s SEC filings, please visit the Company’s website at http://www.centralgardenandpet.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including future earnings guidance, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Company’s Securities and Exchange Commission filings, including, without limitation, the resolution of the litigation between the Company and The Scotts Company; the success of and the costs associated with the realignment of the Company’s lawn and garden distribution operations; any liabilities to which the Company may become subject as a result of the August 2, 2000, fire at its Phoenix distribution center; and the impact of any other outstanding or potential litigation.

As previously announced, Central has instructed its financial advisors to study alternatives for maximizing shareholder value, including among others, asset sales and new strategic alliances.

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